Filed under Rule 424(b)(2), File No. 333-267245

Pricing Supplement No. 136 - Dated Monday, June 26, 2023 (To: Prospectus dated September 2, 2022 and Prospectus Supplement dated September 2, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MLH2	$147,000.00	100.00%	1.800%	$144,354.00	Fixed	5.100%	Semi-Annual	06/15/2033	12/15/2023	$23.52	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/15/2024 and any time thereafter with 10 calendar days notice.
92346MLJ8	$1,354,000.00	100.00%	3.150%	$1,311,349.00	Fixed	5.450%	Semi-Annual	06/15/2053	12/15/2023	$25.13	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/15/2024 and any time thereafter with 10 calendar days notice.
Verizon Communications Inc.				Offering Date: Tuesday, June 20, 2023 through Monday, June 26, 2023							Verizon Communications Inc.
One Verizon Way				Trade Date: Monday, June 26, 2023 @ 12:00 PM ET							Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097				Settle Date: Thursday, June 29, 2023							Prospectus dated September 2, 2022 and Prospectus
				Minimum Denomination/Increments: $1,000.00/$1,000.00							Supplement dated September 2, 2022
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: InspereX

Agents: BofA Securities, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Agents purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the Agents for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the Agents on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such Agents will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.